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                                                                   EXHIBIT 10.10




Sublease between Valle de Oro Bank, N.A. and Ervin S. Wheeler, M.D., a Medical corporation, dated January 28, 1997
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                                    SUBLEASE


      This Sublease ("Sublease") dated as of January 28, 1997, is made between Valle de Oro Bank, N.A., a national banking association ("Sublandlord") and Ervin S. Wheeler, M.D., A Medical Corporation ("Subtenant"), pursuant to the recitals set forth below.

                                    RECITALS

         A. RAINBOW LAND CO. ("Owner") is the owner of the real property commonly known as 8690 Center Drive, La Mesa, California ("Land"). Pursuant to a written lease agreement dated January 10, 1958 (which, together with all amendments thereto, is referred to herein as the "Land Lease"), Owner leased the Land to GROSSMONT LAND CO., a California limited partnership ("Master Landlord").

        B. Pursuant to a written lease agreement dated as of August 6, 1982, (which, together with all amendments thereto, is referred to herein as the "Master Lease"), Master Landlord subleased the Land and an office building thereon ("Original Master Premises") to Sublandlord's predecessor in interest. A copy of the Master Lease is attached hereto as Exhibit "A." Sublandlord is the present tenant under the Master Lease.

        C. Pursuant to a written sublease agreement dated as of March 26, 1984, (which, together with all amendments thereto, is referred to herein as the "Old Sublease"), Sublandlord's predecessor in interest subleased a portion of the Original Master Premises (the "Old Sublease Premises") to Subtenant. As of December 30, 1995, Sublandlord was the landlord under the Old Sublease.

        D. Pursuant to a written sublease agreement dated as of November 1, 1991, (the "Old Wheeler-Carter Sublease"), Subtenant subleased a portion of the Old Sublease Premises (the "Old Wheeler-Carter Sublease Premises") to JOHN D. CARTER, D.D.S. ("Carter").

        E. On December 30, 1995, a fire occurred on the Original Master Premises, resulting in the total destruction of the improvements thereon and rendering the Original Master Premises unusable. As a result of the destruction, Sublandlord declared the Old Sublease terminated. The termination of the Old Sublease automatically terminated the Old Wheeler-Carter Sublease.

        F. Master Landlord and Sublandlord have entered into a written Agreement Re Restoration of Leased Premises (the "Restoration Agreement") setting forth their respective rights and obligations regarding the payment for and rebuilding of improvements on the Land. Subtenant is not a party to the Restoration Agreement.

        G. Sublandlord intends to construct new improvements on the Land. The Land and the new improvements to be constructed thereon are hereinafter collectively referred to as the


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"Master Premises." It is the intent of the Sublandlord and the Master Landlord that the Master Premises shall be subject to the provisions of the Master Lease.

        H. This Sublease is intended to set forth the terms and conditions pursuant to which Sublandlord shall sublease a portion of the Master Premises to Subtenant.

        I. This Agreement in no way diminishes or relinquishes Subtenant's rights, if any, with respect to insurance proceeds or recovery for damaged tenant improvements.

                              SECTION 1. SUBLEASE.

        1.1 New Sublease; Termination of Old Sublease. A dispute has existed between Subtenant and Sublandlord regarding the affect upon the Old Sublease of the destruction of the Old Sublease Premises. Sublandlord has taken the position that the Old Sublease was terminated thereby and Subtenant has contended it was not. In consideration of this Sublease, Sublandlord and Subtenant hereby acknowledge that the Old Sublease was terminated by reason of the destruction and upon such termination, all tenant improvements and fixtures thereupon became the property of Sublandlord. Further, the parties acknowledge that upon such termination of the Old Sublease, the Old Wheeler-Carter Sublease automatically terminated.

        1.2 The Premises. Sublandlord subleases to Subtenant on the terms and conditions in this Sublease the following portion of the Master Premises (the "Premises"): approximately 3327 square feet of ground floor office space as depicted on Exhibit B attached hereto.

        1.3 Parking. Subject to Master Landlord's rights under Section 8 of the Master Lease, Sublandlord grants to Subtenant and its authorized representatives, employees, patients and invitees the non exclusive right to park in designated parking spaces and to use the common areas as depicted on Exhibit B. Notwithstanding the foregoing, nothing shall prevent Sublandlord from designating, appropriately marking and enforcing up to _ parking spaces for the exclusive use of Sublandlord's customers and/or for limited time periods.

                           SECTION 2. TERM; POSSESSION

        2.1 Preparation of Premises. Sublandlord shall promptly cause the Premises to be constructed and improved in accordance with the Work Letter attached hereto as Exhibit "C" ("Work Letter").

        2.2 Term. The term of this Sublease ("Term") shall commence ("Commencement Date") on the later to occur of (a) April 1, 1997, or (b) ten
(10) business days following "Substantial Completion" of the Premises (as defined in the Work Letter). Subject to early termination pursuant to the terms of this Sublease, and subject to extension pursuant to Section 2.4 of this Sublease, the Term shall expire December 31, 2006.

        2.3 Possession. Upon substantial completion, Subtenant may enter upon the Premises for the purpose of performing Subtenant's Work (as defined in the Work Letter). Any


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entry onto the Premises by Subtenant pursuant to this section will be subject to all of provisions of this Sublease, except the obligation to pay Rent.

        2.4 Extension of Term. Subtenant may extend the Term for two consecutive five-year extension periods following the expiration of the initial Term, by giving written notice of its intention to exercise such option to extend at least six months but no more than one year prior to the expiration of the initial Term or the first extension period, as the case may be. However, if Subtenant is in material default as of the giving of such written notice or as of the date an extension period is to begin, such notice will be of no effect and Sublandlord will have all remedies available to it in the event of a default by Subtenant and the extension period will not, at Sublandlord's option, begin.

                                SECTION 3. RENT.

        3.1 Minimum Rent. Subtenant will pay to Sublandlord as minimum rent, without deduction, setoff, notice, or demand, at Sublandlord's office at 8690 Center Drive, La Mesa, CA to the Attention of: Manager, or at any other place Sublandlord designates by written notice to Subtenant, the amount of Four Thousand Eighty-Five Dollars ($4,085.00) monthly ("Minimum Rent"), in advance on the first day of each month of the Term subject to adjustment as herein provided. Subtenant's obligation to pay Minimum Rent shall commence upon the Commencement Date. If Subtenant's obligation to pay Minimum Rent begins or ends on a day other than the first or last day of a month, the rent for the partial month(s) will be prorated on a per diem basis based on a 30 day month.


        3.2 Increase in Minimum Rent. At the end of each 12-month period during the Term, including any extension thereof, Minimum Rent will be increased as follows: the monthly rent for the ensuing 12-month period will be increased by the amount of 4 percent of the monthly rent then in effect.

        3.3 Common Area Charges. Subtenant shall pay its proportionate share (defined below) of all common area expenses ("Common Area Charges") for the Master Premises which expenses include: real property taxes as well as new assessments and substitute or additional taxes as described in Section 5 of the Master Lease, landscaping, maintenance, and repairs to the roof, the exterior or structural components of the Master Premises. Subtenant's proportionate share of the Common Area Charges shall be that portion of the total Common Area Charges that is equal to the fraction created with the numerator being the square footage of the Premises and the denominator being the square footage of the total building area of the Master Premises. The parties acknowledge that this ratio is 3555/10,737. Sublandlord estimates Subtenant's current monthly share as of the Commencement Date to be Five Hundred Sixty-Seven Dollars ($567.00). Subtenant will pay such estimated additional amount as additional rent together with the monthly Minimum Rent. Sublandlord may adjust the amount of Common Area Charges quarterly on the basis of reasonably anticipated Common Area Charges for the following quarter. Within 30 days after the end of each calendar quarter during the Term, Sublandlord shall furnish Subtenant a reasonably detailed statement showing the total Common Area Charges and Subtenant's


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proportional share as well as the monthly payments made by Subtenant as its share. If Subtenant's share exceeds the amounts paid by Subtenant for such period of time, Subtenant shall pay Sublandlord the deficiency within 10 calendar days after receipt of the statement. If Subtenant's payments exceed Subtenant's share as shown on the statement, then, Sublandlord shall credit such excess amount against then next due amounts from Subtenant for Common Area Charges. Anything in this Paragraph to the contrary notwithstanding, Subtenant shall not be required to pay any estate, gift, inheritance, succession, franchise, income, or excess profits taxes that may be payable by Sublandlord.

        3.4 Excess Tenant Improvement Costs. Subtenant and Sublandlord will each perform their work pursuant to the Work Letter. As described in the Work Letter, Sublandlord is providing Subtenant with an allowance of $32,000.00 ("Allowance") for Subtenant's Work including the amount of $7,000.00 for design services. In addition to paying the Allowance pursuant to the terms of the Work Letter, Sublandlord will advance the actual costs of Subtenant's Improvements (such costs to be approved in writing by Sublandlord pursuant to the Work Letter) in excess of the Allowance which excess is referred to as "Excess Tenant Improvement Costs" up to the amount of $400,000.00. The Excess Tenant Improvement Costs as advanced by Sublandlord will be repaid to Sublandlord by Subtenant as additional rent as described in Section 3.4. 1. Any Excess Tenant Improvement Costs which are over and above the $400,000.00 maximum shall be borne by Subtenant.

        3.4.1 The Excess Tenant Improvement Costs will be amortized over the ten year Term of this Sublease with interest at the rate of 8.5 percent per annum and the monthly amount necessary to amortize such sum over ten years will be paid monthly by Subtenant together with Minimum Rent and Common Area Charges.

        3.4.2 Sublandlord shall use its reasonable efforts to recover tenant improvement losses caused by the fire destruction. "Reasonable efforts" shall require Sublandlord to give due consideration to the interests of the Subtenant. To the extent that Sublandlord ultimately recovers on insurance claims ("Claims") against Sublandlord's carrier (the Chubb Group of Companies) or any other carrier, which recoveries are attributable specifically to Subtenant's improvements under the Old Sublease, then the amount of such recovery (less any unreimbursed costs and attorneys' fees incurred by Sublandlord in the pursuit of such Claims) shall, if and when received, be applied against the Excess Tenant Improvement Costs and the then remaining amount of Excess Tenant Improvement Costs will be reamortized over the then remaining Term. Further, Subtenant shall be credited for any accelerated payments (of principal but not of interest) made to Sublandlord under this Section 3.4 which exceed the payments which would have been due under the reamortized amount.

        3.4.3 FOR EXAMPLE, if

                (a) the Excess Tenant Improvement Costs is $300,000;

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                (b) $200,000 is received by Sublandlord from the carrier(s) in payment of Claims after eight amortization payments have been made by Subtenant to Sublandlord under Section 3.4. 1;

                (c) $20,000 in costs and attorneys' fees was incurred by Sublandlord in pursuit of the Claims; then...

                        (1) Sublandlord shall be reimbursed $20,000 in costs and attorneys' fees;

                        (2) Subtenant shall receive a credit against the Excess Tenant Improvement Costs of $17,853.92 for excess amortization payments as follows:

 amortization payments at $300,000                             $ 3,719.57/mo.
 amortization payments at $120,000                             $ 1,487.82/mo.
                                                               --------------
 (monthly excess)                                              $ 2,231.74/mo.
                                                                       x8
                                                                 ---------
 (excess monthly payments)                                     $17,853.92

                        (3) The remaining unpaid Excess Tenant Improvement Costs would be $107,839.20 ($300,000 - $180,000 - ($1,487.82 x 8) = $102,146.08; and

                        (4) Subtenant would continue making amortization payments of $1,487.82 each month for the balance of the Term.

                          SECTION 4. SECURITY DEPOSIT.

        Subtenant will deposit with Sublandlord on execution of this Sublease the sum of $5,000.00 as security for Subtenant's faithful performance of Subtenant's obligations under this Sublease ("Security Deposit"). If Subtenant fails to pay rent or other charges when due under this Sublease, or fails to perform any obligations under this Sublease, Sublandlord may use any portion of the Security Deposit for the payment of any rent (including, without limitation, additional rent) or other amount then due and unpaid, for the payment of any other sum for which Sublandlord may become obligated because of Subtenant's default or breach, or for any loss sustained by Sublandlord as a result of Subtenant's default or breach. If Sublandlord uses any portion of the Security Deposit, Subtenant will, within ten (10) days after written demand by Sublandlord, restore the Security Deposit to the full amount originally deposited. Subtenant's failure to do so will constitute a default under this Sublease. Sublandlord will not be required to keep the Security Deposit separate from its general accounts, and will have no obligation or liability for payment of interest on the Security Deposit. If Sublandlord assigns its interest in this Sublease, Sublandlord will deliver to its assignee as much of the Security Deposit as Sublandlord then holds. Within thirty (30) days after the Lease has expired or terminated, Subtenant has vacated the Premises, whichever occurs last, and provided that Subtenant is not then in default under this Sublease, the Security Deposit, or as much as remains that has not been applied by


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Sublandlord, will be returned to Subtenant or to the last assignee, if any, of
Subtenant's interest under this Sublease.

                           SECTION 5. USE OF PREMISES.

        The Premises will be used and occupied only for medical or dental offices and for no other use or purpose.

                      SECTION 6. ASSIGNMENT AND SUBLETTING.

        Subtenant will not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublandlord which consent shall not be unreasonably withheld. Sublandlord may withhold its consent to a proposed assignment or sublease on any reasonable ground. Such reasonable grounds shall include, without limitation, any one or more of the following:

        (i) That the prospective transferee's financial condition is or may become insufficient to support all of the financial and other obligations of this Sublease;

        (ii) That the use to which the Premises will be put by the prospective transferee is inconsistent with the terms of this Sublease or other existing leases or is otherwise not compatible, in Sublandlord's view, with Sublandlord's use of adjoining space;

        (iii) That the nature of the prospective transferee's proposed or likely use of the Premises would involve any increased risk of the use, release or mishandling of hazardous materials;

        (iv) That the prospective transferee is not likely to conduct on the Premises a business of a quality substantially equal to that conducted by Subtenant and Sublandlord.

                    SECTION 7. OTHER PROVISIONS OF SUBLEASE.

        7.1 Incorporated Provisions of Master Lease. All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublandlord were the landlord, Subtenant the lessee, and the Premises the Master Premises, subject to the following: Sections 7.2 through 7.5.

        7.2 Conflict between Master Lease and this Sublease. To the extent that this Sublease specifically addresses rights and obligations otherwise incorporated pursuant to this Section from the Master Lease, and to the extent there is a conflict, the provisions of this Sublease shall prevail and control the rights and obligations of Sublandlord and Subtenant.

        7.3 Respective Obligations. Subtenant assumes and agrees to perform the lessee's obligations under the Master Lease during the Term to the extent that these obligations are applicable to the Premises. However, the obligation to pay rent, operating costs and other


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amounts to Master Landlord under the Master Lease will be considered performed by Subtenant to the extent and in the amount rent (excepting payments due pursuant to Section 3.4.1) is paid to Sublandlord in accordance with Section 3 of this Sublease. Subtenant will not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublandlord will exercise due diligence in attempting to cause Master Landlord to perform its obligations under the Master Lease for the benefit of Subtenant.

        7.4 Effect of Termination of Master Lease. If the Master Lease terminates, at the option of Master Landlord, this Sublease will terminate and the parties will be relieved of any further liability or obligation under this Sublease. However, if the Master Lease terminates as a result of a default or breach by Sublandlord or Subtenant under this Sublease or the Master Lease, the defaulting party will be liable to the nondefaulting party for the damage suffered as a result of the termination.. However, if the Master Lease gives Sublandlord any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of this right by Sublandlord will not constitute a default or breach.

        7.5 Acknowledgment of Master Landlord's Right to Terminate. The parties acknowledge that the Master Landlord has the right under the Master Lease, at its option, to terminate the Master Lease by notice delivered between January 1, 2007 and June 30, 2007. In the event of such termination, this Sublease shall automatically terminate.

               SECTION 8. IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

        8.1 Changes. Subtenant will neither make nor permit any destruction, alteration, improvement and or addition to the Premises except in accordance with the Work Letter, without Sublandlord's prior written consent and which will not be unreasonably withheld.

        8.2 Personal Property Taxes. Subtenant shall pay before delinquency, all taxes, assessments, license fees and other charges that are assessed against Subtenant's personal property installed or located in the Premises and that become payable during the Term. On demand by Sublandlord, Subtenant shall provide Sublandlord with satisfactory evidence of these payments. If any taxes on Subtenant's personal property are levied on Sublandlord or the Master Premises, or if the assessed value of the Building in which the Premises are located is increased by the inclusion of a value placed on Subtenant's personal property, and if Sublandlord pays the taxes on any of these items or the taxes based on the increased assessment of these items, Subtenant, on demand, shall immediately reimburse Sublandlord for the sum of such taxes or the proportion of the taxes resulting from the increased assessment.

        8.3 Title to Improvements. Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Premises to Sublandlord. All fixtures, improvements, alterations and or additions to or of the Premises, excepting movable and trade fixtures listed as such on Exhibit D shall, upon such expiration, become a part of the Premises and belong to Sublandlord and as such, shall be surrendered to Sublandlord. Subtenant shall leave the surrendered Premises


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and any other property in good condition and repair and in the same condition as delivered to Subtenant or as improved during the Term, less normal wear and tear.

                      SECTION 9. MAINTENANCE AND UTILITIES.

        9.1 Maintenance. Subtenant shall, at its sole cost, maintain the Premises in good condition, including, but not limited to, windows, HVAC systems, and all electrical, lighting and plumbing systems serving and or located within the Premises. Sublandlord shall not have any responsibility to maintain the Premises or any part thereof. Subtenant hereby waives the provisions of Californian Civil Codes Sections 1941 and 1942 (with respect to a landlord's obligation for habitability of rented premises and a tenant's right to repair and deduct).

        9.2 Utilities. Subtenant shall, at its sole cost and expense, make all arrangements for and pay for all charges for utilities and services furnished to it or used by it and any subtenants, including without limitation, gas, electricity, water, telephone service and trash and medical or hazardous waste collection.

                SECTION 10. INDEMNITY, EXCULPATION AND INSURANCE.

        10.1 Assumption of Risk. Subtenant, as a material part of the consideration to Sublandlord, hereby assumes all risk of damage to property or persons in, upon or about the Premises from any cause other than Sublandlord's active negligence or omissions or willful misconduct of Sublandlord, its agents or employees and Subtenant hereby waives all claims against Sublandlord in respect thereof. Sublandlord, including its agents and employees shall not be liable for any injury or damage to persons or property within or around the Premises during the Term, including agents, officers and employees of Subtenant or their property for any cause whatsoever, including without limitation, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein, or from the roof, street of subsurface, or from any other place resulting from dampness or any other cause whatsoever, except to the extent caused by the active negligence or omission of Sublandlord, its agents or employees. Further, Sublandlord, its agents and employees shall not be liable for interference with the light or other incorporeal hereditaments or loss of business by Subtenant, nor shall Sublandlord be responsible for any latent defect of the Premises. Subtenant shall give prompt notice to Sublandlord in the case of any fire or accidents or of defects within the Premises or the fixtures or equipment therein.

        10.2 Indemnity. Subtenant hereby agrees to indemnify and hold Sublandlord harmless against and from any and all claims arising from Subtenant's use of the Premises for the conduct of its business or from any activity or work or other thing done, permitted or suffered by Subtenant on or about the Premises except for acts or omissions of Sublandlord, and shall further indemnify and hold harmless Sublandlord against and from any and all claims arising from any breach or default in the performance of any obligation on Subtenant's part to be performed under the terms of this Sublease or arising from any act of negligence of Subtenant or any officer or agent or guest or invitee of Subtenant and from and against all attorneys' fees and costs and expenses and liabilities incurred in or about any such claim or any action or proceeding brought


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thereon. If any case, action or proceeding is brought against Sublandlord by reason of any such claim, Subtenant, upon notice from Sublandlord, shall defend the same at Subtenant's expense by counsel satisfactory to Sublandlord.

        10.3 Insurance.

                10.3.1 Liability and Property Damage Insurance. Subtenant, at its sole cost and expense, shall purchase and maintain public liability and property damage insurance with limits of not less than $1,000,000.00 for personal injury to or death of one or more persons and/or property damage arising out of a single accident or occurrence, insuring against all liability of Sublandlord, Subtenant, its subtenants and its authorized representatives, arising out of or in connection with Subtenant's use and/or occupancy of the Premises, including the use and/or occupancy of Subtenant's subtenants. All public liability and property damage insurance shall insure the performance by Subtenant of the indemnity provisions set forth above in this Section IO. Further, in all insurance required to be obtained and maintained by Subtenant, Sublandlord and Master Landlord shall be named as co-insureds, and the policy shall contain cross liability endorsements. Not more frequently than every three years during the Term, Sublandlord may, in its sole discretion, not to be unreasonably exercised, require that Subtenant increase the amount of coverage for public liability and property damage insurance.

                10.3.2 Personal Property Insurance. Subtenant, at its sole cost and expense, shall maintain on all its personal property, tenant improvements and alterations, in or about the Premises, a policy of fire and extended coverage insurance with vandalism and malicious mischief endorsements to the extent of at least 100 percent of their full replacement value. The proceeds of any such policy shall be used by Subtenant for the replacement of personal property or the restoration of tenant improvements or alterations. Subtenant may, if it so elects maintain coverage for plate glass; however, regardless of such coverage, Subtenant is responsible for maintaining all plate glass at the Premises.

                10.3.3 Worker's Compensation Insurance. Subtenant shall, at its sole cost and expense, procure and maintain worker's compensation coverage in full force and effect throughout the Term in the amounts required by law.

                10.3.4 General Insurance Provisions. All insurances required hereunder shall be issued by insurance companies authorized and licensed to do business in the State of California with a financial rating of at least A-status as rated in the most recent of Best's Insurance Reports; be issued as a primary coverage policy and be non-contributing with any insurance which may be carried by Sublandlord; include an endorsement requiring 30 days written notice from the insurance company to both parties before cancellation or change in coverage, scope or amount of such policy. Subtenant shall provide Sublandlord with evidence of such coverage prior to commencement of the Term

                10.3.5 Waiver of Subrogation. The parties release each other and their respective authorized agents and representatives from any claims for damage to any person or to the Premises and the building and other improvements in which the Premises are located, and to


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the fixtures, personal property, Subtenant's improvements and alterations of either Sublandlord or Subtenant that are caused or by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives any right of recovery by way of subrogation against the other party in connection with any damage covered by any policy.

                           SECTION 11. ATTORNEY FEES.

        If either party commences an action against the other in connection with this Sublease, the prevailing party will be entitled to recover costs of suit and reasonable attorneys' fees.

                             SECTION 12. NO BROKER.

        Sublandlord and Subtenant each warrant that they have not dealt with any real estate broker in connection with this transaction in a way which would obligate the other party to pay a brokerage commission or finder's fee. Sublandlord and Subtenant each agree to indemnify, defend, and hold the other harmless against any damages incurred as a result of the breach of the warranty contained in this Sublease. Sublandlord shall pay a brokerage commission to Owsley-Kugler pursuant to separate agreement.

                              SECTION 13. NOTICES.

        All notices and demands that may be required or permitted by either party to the other will be in writing. All notices and demands by the Sublandlord to Subtenant will be sent by United States Mail, postage prepaid, addressed to the Subtenant at the Premises, and to the address in this Sublease below, or to any other place that Subtenant may from time to time designate in a notice to the Sublandlord. All notices and demands by the Subtenant to Sublandlord will be sent by United States Mail, postage prepaid, addressed to the Sublandlord at the address in this Sublease, and to any other person or place that the Sublandlord may from time to time designate in a notice to the Subtenant.

       To Sublandlord:    Valle de Oro Bank
                          Attention: Chief Financial Officer
                          1234 S. Main Street
                          El Cajon, CA 92021

       To Subtenant:      Ervin S. Wheeler, M.D.
                          8690 Center Drive
                          La Mesa, CA



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                       SECTION 14. SUCCESSORS AND ASSIGNS.

        This Sublease will be binding on and inure to the benefit of the parties to it, their heirs, executors, administrators, successors in interest, and assigns. Nothing in this Section 14 shall affect in any way the provisions of
Section 6.

                             SECTION 15. ATTORNMENT.

        If the Master Lease terminates, Subtenant will, if requested, attorn to Master Landlord and recognize Master Landlord as Sublandlord under this Sublease. However, Subtenant's obligation to attorn to Master Landlord will be conditioned on Subtenant's receipt of a nondisturbance agreement in form and content reasonably acceptable to Subtenant.

                               SECTION 16. ENTRY.

        Sublandlord reserves the right to enter the Premises on reasonable notice to Subtenant to inspect the Premises or the performance by Subtenant of the terms and conditions of this Sublease and, during the last 12 months of the Term, to show the Premises to prospective subtenants. In an emergency, no notice will be required for entry.

                      SECTION 17. LATE CHARGE AND INTEREST.

        The late payment of any Rent (including without limitation, additional rent and common area charges) will cause Sublandlord to incur additional costs, including the cost to maintain in full force the Master Lease, administration and collection costs, and processing and accounting expenses. If Sublandlord has not received any installment of Rent within five (5) days after that amount is due, Subtenant will pay five percent (5%) of the delinquent amount, which is agreed to represent a reasonable estimate of the cost incurred by Sublandlord. In addition, all delinquent amounts will bear interest from the date the amount was due until paid in full at a rate per annum ("Applicable Interest Rate") equal to the greater of (a) five percent (5%) per annum plus the then federal discount rate on advances to member banks in effect at the Federal Reserve Bank of San Francisco on the 25th day of the month preceding the date of this Sublease or (b) ten percent (10%). However, in no event will the Applicable Interest Rate exceed the maximum interest rate permitted by law that may be charged under these circumstances. Sublandlord and Subtenant recognize that the damage Sublandlord will suffer in the event of Subtenant's failure to pay this amount is difficult to ascertain and that the late charge and interest are the best estimate of the damage that Sublandlord will suffer. If a late charge becomes payable for any three (3) installments or Rent within any twelve (12) month period, the Rent will automatically become payable quarterly in advance.

                          SECTION 18. ENTIRE AGREEMENT.

        This Sublease (including Exhibits) sets forth all the agreements between Sublandlord and Subtenant concerning the Premises, and there are no other agreements either oral or written other than as set forth in this Sublease.

                          SECTION 19. TIME OF ESSENCE.

        Time is of the essence in this Sublease.

                     SECTION 20. CONSENT BY MASTER LANDLORD.

        THIS SUBLEASE WILL HAVE NO EFFECT UNLESS CONSENTED TO BY MASTER LANDLORD WITHIN 15 DAYS AFTER EXECUTION BY SUBLANDLORD AND SUBTENANT.

                               SECTION 21. SIGNAGE

        Subtenant shall have the right to construct and maintain a sign on the Premises or monument sign in the Common Area in accordance with the signage plan attached hereto as Exhibit E.

                           SECTION 22. GOVERNING LAW.

        This Sublease will be governed by and construed in accordance with California law.

        IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.


SUBTENANT:

ERVIN S. WHEELER, M.D., A           Date: 28 January 97
Medical Corporation


By: /s/ Ervin S. Wheeler as President
   ----------------------------------
Name:    Ervin S. Wheeler, M.D.
Its:     President

SUBLANDLORD:

VALLE DE ORO BANK, N.A.             Date: February 3, 1997
a national banking association


By: /s/ William V. Ehlen
   ------------------------------
Name:     William V. Ehlen
Its:      President and
          Chief executive officer

                              EXHIBIT A TO SUBLEASE


1. Lease dated January 16, 1963, by RAINBOW INVESTMENT CO., a California limited partnership to GROSSMONT LAND CO., a California limited partnership of land including the Master Premises.

2. Lease dated August 6, 1982 by GROSSMONT LAND CO., a California limited partnership of the Master Premises to BSD SERVICE COMPANY, a California corporation.

3. Sublease dated August 18, 1982 by BSD SERVICE COMPANY, a California corporation to ERVIN S. WHEELER, M.D., A Medical Corporation for Parcels 1 and 2 of the Master Premises ("the Sublet Premises").

4. Sublease dated October 25, 1988,, by BSD SERVICE COMPANY, a California corporation to THE BANK OF SAN DIEGO, as to all of the Master Premises.

5. Sublease dated November 1, 1991 by ERVIN S. WHEELER, M.D. to JOHN G. CARTER, D. D. S., of a portion of the Sublet Premises.

6. Branch Purchase Agreement dated June 30, 1992, between THE BANK OF SAN DIEGO and VALLE DE ORO BANK, N.A. pursuant to which the former acquires assets of the latter including the former's interest in the Lease.

7. Sublease Termination Agreement dated January 29, 1993, pursuant to which the Sublease from BSD SERVICE COMPANY to THE BANK OF SAN DIEGO (Item 3 above) is to terminate upon closing of branch transfer.

8. Amendment No. 1 and Assignment Agreement dated January 29, 1993, pursuant to which BSD SERVICE COMPANY assigns its interest in the Lease (Item 2 above, as to the entire Master Premises) to VALLE DE ORO BANK, N.A.